Exhibit 99.1

 United Wisconsin Grain Producers LLC

July 13, 2006

Dear United Wisconsin Grain Producers Members:

On July 10, 2006, the Board of Directors of United Wisconsin Grain Producers, LLC (the “Company”) voted to make a cash distribution of $200.00 per membership unit for a total distribution of $5,756,000.00 to its unit holders of record as of June 30, 2006. The cash distribution is subject to approval by the Company’s primary lender, Farmers & Merchants Union Bank of Friesland (the “Bank”). If the distribution is approved by the Bank, the Company expects the distribution to be made in August or September 2006.

Please note that the amount of any cash distribution made by the Company to its members is not the same as a member’s allocation of taxable income for the current fiscal year. A Form K-1 for the fiscal year ending December 31, 2006, will be mailed to each unit holder at a later date and will report taxable income and income tax credits derived from the Company.

Sincerely,

William Herrmann, President

Board of Directors of

United Wisconsin Grain Producers, LLC